Calculation of Filing Fee Tables
S-8
Chord Energy Corp

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	457(h)	$50,000,000	100%	$50,000,000	0.00015310	$7,655
Total Offering Amounts:						$50,000,000		$7,655
Total Fee Offsets:								$0.00
Net Fee Due:								$7,655

Offering Note

1.a.	The deferred compensation obligations are unsecured obligations of Chord Energy Corporation to pay $50,000,000 of deferred compensation in the future in accordance with the terms of the Chord Energy Corporation Nonqualified Deferred Compensation Plan.
1.b.	Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based on an estimate of the amount of compensation participants may defer under the Chord Energy Corporation Nonqualified Deferred Compensation Plan.